UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Medici, Arthur R.
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   April, 2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Class E-1 Common Stock (1) |06/11/|  J | |   135,000        | D |    (1)    |      0            | N/A  |                           |
                           | 99   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class E-2 Common Stock (1) |06/11/|  J | |   135,000        | D |    (1)    |      0            | N/A  |                           |
                           | 99   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock (2)   |07/01/|  J | |     155          | A |    (2)    |                   |  I   |         (3)               |
                           | 99   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock (4)   |12/09/|  C | |   14,000         | A |    (4)    |                   |  D   |                           |
                           | 99   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/09/|  S | |   14,000         | D |    $3.57  |                   | N/A  |                           |
                           | 99   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |03/07/|  S | |   1,000          | D |    $90    |     4,155 (3)     | N/A  |                           |
                           | 00   |    | |                  |   |           |                   |      |                           |
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

Explanation of Responses:

(1) All of Mr. Medici's shares of Class E-1 and Class E-2 Common Stock were redeemed by the Company on July 1, 1999.
(2) Received by Mr. Medici's wife as a dividend on shares of Series A Preferred Stock held by her.
(3) Mr. Medici disclaims beneficial ownership as to all of these securities, which are held by his wife.
(4) Received upon conversion of all of Mr. Medici's shares of Class B Common Stock. See footnote #6 of Table II of this form 4.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number    |10.|11.Nature of |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying    |of Deri|of Deriva   |Dir|Indirect     |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities       |vative |tive        |ect|Beneficial   |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                   |Secu   |Securities  |(D)|Ownership    |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                   |rity   |Benefi      |or |             |
                      |Deriva- |     |      |               |Date |Expir|                   |       |ficially    |Ind|             |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number|       |Owned at    |ire|             |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares       |       |End of      |ct |             |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                   |       |Month       |(I)|             |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$0.26456|5/16  | J  | |75,596    | A   |(1) |May  |Class A   |75,596 |$0.26456|75,596     |D  |             |
                      |        |97    |    | |          |     |    |15,  |Common    |       |        |           |   |             |
                      |        |      |    | |          |     |    |2007 |Stock     |       |        |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$2.50   |9/25  | J  | |54,404    | A   |(2) |Jan  |Class A   |54,404 | $2.50  |54,404     |D  |             |
                      |        |98    |    | |          |     |    |31,  |Common    |       |        |           |   |             |
                      |        |      |    | |          |     |    |2006 |Stock     |       |        |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants              |$2.50   |1/05  | P  | |30,000    | A   |07/ |Jan  |Class A   |30,000 | $2.50  |30,000     |I  |     (3)     |
                      |        |99    |    | |          |     |19/ |04,  |Common    |       |        |           |   |             |
                      |        |      |    | |          |     |99  |2002 |Stock     |       |        |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A Preferred    | N/A    |4/20  | J  | | 100      | A   |04/ |N/A  |Class A   |20,000-| N/A    | 100       |I  |     (3)     |
Stock (4)             |        |99    |    | |          |     |20/ |     |Common    |33,333 |        |           |   |             |
                      |        |      |    | |          |     |99  |     |Stock     |       |        |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Class B Common Stock  | N/A    |12/09 | C  | |14,000    | D   |N/A |N/A  |Class A   |14,000 | N/A    |  0        |N/A|             |
       (5)            |        |99    |    | | (6)      |     |    |     |Common    |       |        |           |   |             |
                      |        |      |    | |          |     |    |     |Stock     |       |        |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) 25,199 of these options became exercisable on each of May 16, 1997 and May 16, 1998 and 25,198 of these options became exercisable on November 18, 1998.
(2) 18,135 of these options became exercisable on September 25, 1998 and 36,269 of these options became exercisable on November 18, 1998.
(3) Mr. Medici disclaims beneficial ownership as to all of these securities, which are held by his wife.
(4) Issued to Mr. Medici's wife in exchange for promissory notes held by her.
(5) All of Mr. Medici's shares of Class B Common Stock were converted into shares of Class A Common Stock on December 9, 1999.
(6) On his Form 3, Mr. Medici reported holdings of 70,000 shares of Class B Common Stock. After the Company's 1 for 5 reverse split on September 25, 1998, Mr. Medici held 14,000 shares of Class B Common Stock.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                      /s/ Arthur R. Medici                       April 27, 2000
                      -----------------------------------        --------------
                      ** Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
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